
Jacqueline Humphries
(b. 1960)
New to our collection this year, Humphries is seeing positive growth trends as a contemporary female artist. All of Humphries' top 10 auction records have been achieved by paintings similar to our offering.
INVESTMENT THESIS
Initial Offering Price
$422,000
Offering Circular
sec.gov
Similar Auction Sales
Record Price
$0.8m
$0.6m
$0.4m
$0.2m
$0.0m
09
12
15
18
21
24
Price Appreciation of Similar Works
27.4%
Sharpe Ratio (2002-2014)
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Jacqueline Humphries
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S&P 500
0.35
51% Progress
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Jacqueline Humphries

(b. 1960)

Why we like this offering

1. The Artwork is a prime example of Jacqueline Humphries' most famous body of work, her *Silver* paintings: large-scale works on canvas that utilize metallic silver paint as the background.
2. Auction records for artworks similar in scale, period, and style are led by Ω:) (2017), which sold for $850,500 at Sotheby's New York on November 16, 2022, Untitled (2013), which is also from the *Silver* series and sold for $687,500 at Christie's New York on November 9, 2021, and Oo oo (2015), which recently sold for $609,600 at Sotheby's New York on November 16, 2023.
3. The Artwork is specifically in a style of her *Silver* paintings called "silver screens," which simulate the glare of a lit monitor in paint by contrasting the metallic silver paint with matte black paint. Humphries does this to catch the attention of her viewer.
4. The Whitney Museum of American Art had two of Jacqueline Humphries' "silver screens" on view in the 2014 Whitney Biennial and holds one in their permanent collection.
5. Ironically, the reflective nature of Jacqueline Humphries' Silver paintings make them impossible to photograph and reproduce accurately on a screen. This purposefully highlights the limitations of digital media versus the possibilities of painting during a time where painting is considered the more limited medium.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2024 Total Auction Sales	2024 Auction Lots Sold	All Time Record Price
$718,577	5	$675,000

Turnover by Year



1.7M
1.3M
834.6K
417.3K
13 14 15 16 17 18 19 20 21 22 23 24

Lots Auctioned



Sold
Unsold
9
6.75
4.5
2.25
13 14 15 16 17 18 19 20 21 22 23 24

Initial Offering Price **$422,000**

Offering Circular **sec.gov/edgar**

Painting





About Jacqueline Humphries

Jacqueline Humphries (b. 1960, New Orleans) is a cutting-edge contemporary American artist best known for her large-scale paintings that investigate abstraction and the digital age. She is considered part of a generation of abstract painters from the 1980s and 90s who rejected the trending belief that painting was obsolete in the digital age, alongside artists like Laura Owens and Amy Sillman. Rather than replace painting, technology became a subject in her paintings, which simulate the artificial glow of computer screens in paint and iconographic reference to digital languages like ASCII, CAPTCHA, emoticons, and emojis.

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JACQUELINE HUMPHRIES

b. 1960, UNITED STATES



$422,000

INITIAL OFFERING

27.4%

ANNUAL APPRECIATION OF SIMILAR WORKS [1,2]

21.0%

RECORD PRICE GROWTH[3]

Oil on canvas | 90 × 110 in.

Jacqueline Humphries is a cutting-edge contemporary American artist best known for her large-scale paintings that investigate abstraction and the digital age.

The Artwork is a prime example of Jacqueline Humphries' most famous body of work, her Silver paintings: large-scale works on canvas that utilize metallic silver paint as the background. The Artwork is specifically in a style of her Silver paintings called "silver screens," which simulate the glare of a lit monitor in paint by contrasting the metallic silver paint with matte black paint. Humphries does this to catch the attention of her viewer. Ironically, the reflective nature of Jacqueline Humphries' Silver paintings make them impossible to photograph and reproduce accurately on a screen. This purposefully highlights the limitations of digital media versus the possibilities of painting during a time where painting is considered the more limited medium. Jacqueline Humphries' Silver "silver screens" draw inspiration from unconventional painting techniques popularized by Abstract Expressionism, layering and scraping into the paint to create an all-over composition. The Whitney Museum of American Art had two of Jacqueline Humphries' "silver screens" on view in the 2014 Whitney Biennial and holds one in their permanent collection. The Artwork is a large-scale, nearly square painting on canvas, which features a metallic silver background with horizontal, jagged brushstrokes of matte black paint across the composition. An uneven white line cuts vertically across the canvas to simulate the glare of a static screen on a monitor. On the far right of the composition, the Artist disrupts the monochrome screen effect with a collection of green brushstrokes. Auction records for artworks similar in scale, period, and style are led by Ω:) (2017), which sold for $850,500 at Sotheby's New York on November 16, 2022, Untitled (2013), which sold for $687,500 at Christie's New York on November 9, 2021, and Oo oo (2015), which sold for $609,600 at Sotheby's New York on November 16, 2023.

Jacqueline Humphries is represented by Greene Naftali Gallery and Galerie Gisela Capitain. In addition to her recent survey at the Wexner, she has held solo exhibitions at Dia Bridgehampton in New York, Carnegie Museum of Art in Pittsburgh, and Williams College Museum of Art in Massachusetts. Her work is held in the permanent collections of prestigious institutions around the world, including the Museum of Modern Art in New York, the Whitney Museum of American Art in New York, the Solomon R. Guggenheim Museum in New York, the Metropolitan Museum of Art in New York, the Art Institute of Chicago, the Museum of Fine Arts in Boston, the Hirshhorn Museum and Sculpture Garden in Washington, DC., the Museum of Contemporary Art in Los Angeles, the San Francisco Museum of Modern Art, the Tate Modern in London, the Centre Pompidou in Paris, the Fondation Louis Vuitton in Paris, and Museum Brandhorst, Munich, among many others. Humphries' longevity in contemporary art discourse, despite her rejection of trends, speaks to her present and future art historical importance. Achieving all five of her top auction records in the last three years, her performance in the secondary market has begun to reflect her influence in the market. Humphries' auction records are led by Ω:) (2017), which sold for $850,500 at Sotheby's New York on November 16, 2022, Untitled (2013), which sold for $687,500 at Christie's New York on November 9, 2021, and Oo oo (2015), which sold for $609,600 at Sotheby's New York on November 16, 2023.

HUMPHRIES' AUCTION RECORDS ARE LED BY Ω:) (2017), WHICH SOLD FOR $850,500 AT SOTHEBY'S NEW YORK ON NOVEMBER 16, 2022, UNTITLED (2013), WHICH SOLD FOR $687,500 AT CHRISTIE'S NEW YORK ON NOVEMBER 9, 2021, AND OO OO (2015), WHICH SOLD FOR $609,600 AT SOTHEBY'S NEW YORK ON NOVEMBER 16, 2023.

AUCTION RESULTS FOR SIMILAR WORKS [1,2]


$850,500
$687,500
$609,600
$609,600
$478,800
$403,200
$323,433
$310,421
$302,400
$300,000
$255,909
$81,250
$81,250
$23,750
$20,000
1/1/2012
1/1/2014
1/1/2016
1/1/2018
1/1/2020
1/1/2022
1/1/2024

Jacqueline Humphries (b. 1960, New Orleans, LA) is a cutting-edge contemporary American artist best known for her large-scale paintings that investigate abstraction and the digital age. In 1984, Humphries graduated from Parsons School of Design and went on to participate in the coveted Whitney Independent Study Program the following year. She is considered part of a generation of abstract painters from the 1980s and 90s who rejected the trending belief that painting was obsolete in the digital age, alongside artists Charline von Heyl, Jutta Koether, Laura Owens, and Amy Sillman. Rather than replace painting, technology became a subject in her paintings, which simulate the artificial glow of computer screens in paint and iconographic reference to digital languages like ASCII, CAPTCHA, emoticons, and emojis. In 2014, she was included in the Whitney Biennial, which brought her work into mainstream contemporary art discourse. Her success continued with the organization of a major survey exhibition at the Wexner Center for the Arts in Columbus, Ohio, in 2021, and her inclusion in the 59th Venice Biennale's exhibition, The Milk of Dreams, in 2022. Humphries constantly iterates on her approach to painting, introducing new techniques, styles, materials, and digital iconography. The artist continues to live and work in New York.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Jacqueline Humphries with the following criteria: Works on canvas created after 1994 that measure over 70 inches by 70 inches. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 27.4% CAGR implied from selected sales occurring from November 9, 2010, to May 13, 2024.

3. A “record price” reflects the highest hammer price (excluding auction house buyer’s premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist’s market momentum and growth rate. Artworks by Jacqueline Humphries have a record price compound annual growth rate (“CAGR”) of 21.0% from February 22, 1993 to June 30, 2024. This calculation is based on (i) a record price of $1,700 on February 22, 1993, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $675,000, the most recent record price as of June 30, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.